Exhibit 99.1
SOUNDBITE COMMUNICATIONS REPORTS
SECOND QUARTER 2008 FINANCIAL RESULTS
Revenues of $11.3 Million, Up 21% Year over Year
BEDFORD, Mass. — August 6, 2008 — SoundBite Communications, Inc. (NASDAQ: SDBT), today announced its financial results for the second quarter 2008. Second quarter revenues were $11.3 million, an increase of 21% from the same quarter in 2007. GAAP earnings per share were $0.18 versus $0.03 in the same quarter of 2007. Earnings per share for the second quarter included a one-time gain as a result of the litigation settlement with Universal Recovery Systems, Inc. (“URS”).
“We delivered 21% year-over-year revenue growth despite a challenging economic environment. We continued to develop and expand first-party client relationships through our consultative approach to understand and address their business goals,” said Peter Shields, president and CEO of SoundBite Communications. “Our third-party clients, however, continued to feel the pressure of the weakened consumer climate, and pricing pressure remained a constant in the second quarter.
“Our strategic plan calls for growth in first party and the stabilization of third party. We intend to accomplish this through the introduction of additional features that will further differentiate our offering and by the sales force re-alignment already underway, which will allow us to better service and grow our first-party verticals. By remaining highly focused on our strategic vision, we believe we will be well positioned for growth in a large market opportunity.”
Quarterly Results
Gross margin for the second quarter of 2008 was 61.8% versus 60.4% in the second quarter of 2007. Operating expenses were $8.9 million in the second quarter of 2008 and as a percentage of revenues were 78.7% versus 58.5% in the year-earlier period. Included in the operating expenses for the second quarter of 2008 were approximately $1.1 million in legal fees associated with the URS litigation.
Net income under GAAP for the second quarter of 2008 was $2.9 million versus a net income of $428,000 in the second quarter of 2007. GAAP earnings per share for the second quarter of 2008 was $0.18, which included a one-time gain as a result of the settlement with URS and legal expenses for the URS litigation, versus earnings per share of $0.03 in the same quarter of 2007. GAAP net income for the year-ago period included $251,000 related to the revaluation of warrants. GAAP net income also included stock-based compensation expense of $220,000 versus $85,000 in the year-ago quarter. (See the attached table for a breakdown of stock-based compensation expense by operating statement line item.)
On a pro forma basis, excluding the effects in the second quarter of 2008 of the URS litigation expense and settlement gain, non-GAAP net loss was $629,000 in the second quarter of 2008. On a pro forma basis, excluding the effects in the second quarter of 2007 of the non-cash benefit from the revaluation of the redeemable preferred stock warrants, non-GAAP net income was $177,000 in the second quarter of 2007. Pro forma net loss per share was $0.04 for the second quarter of 2008 versus net income per share of $0.01 in last year’s second quarter.
Non-GAAP net income and non-GAAP EPS are described below and reconciled to corresponding GAAP measures in the accompanying financial tables.
Other Highlights of the Quarter
•	Reached a settlement in the URS litigation; receiving $4.6 million and a worldwide, perpetual, non-exclusive license to the Universal Recovery Systems’ patents and pending patent.

•	Announced the availability of the SoundBite Intelligent Communications Platform.

•	Received the Customer Interaction Solutions magazine’s 2008 CRM Excellence Award.
Third Quarter 2008 Guidance and Full Year 2008 Update
For the third quarter of 2008, SoundBite currently projects GAAP revenues in the range of $10.1 million to $11.1 million and gross margin in the range of 59% to 61%. The projection for non-GAAP operating loss is in the range of $1.1 million to $1.8 million. Excluded from the non-GAAP operating loss projection are stock based compensation of $240,000 and amortization of intangibles of $45,000. GAAP interest income is projected to be approximately $200,000. The basic weighted average share count is expected to be 15.5 million for the third quarter of 2008. SoundBite expects GAAP capital expenditures to be approximately $750,000 and depreciation expense to be approximately $900,000.
For the full year 2008, SoundBite is projecting revenues to be in the range of $43.0 million to $45.0 million and anticipating its gross margin percentage to be in the range of 60.0% to 62.0%. SoundBite expects a non-GAAP operating loss of $3.2 million to $4.7 million and interest income of approximately $975,000. This guidance does not include actual legal expenses of $1.9 million associated with the URS matter, stock based compensation of approximately $900,000 and amortization of intangibles of approximately $145,000. SoundBite expects the basic weighted average share count to be approximately 15.5 million shares for the full year 2008. It anticipates capital spending for the year of approximately $2.6 million.
About Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, SoundBite uses the following non-GAAP financial measures: non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliation of GAAP Net Income and EPS to Non-GAAP Net Income and EPS.”
SoundBite uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding SoundBite’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of its “recurring core business operating results,” meaning its operating performance excluding not only non-cash charges, but also discrete cash charges that are infrequent in nature. SoundBite believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing SoundBite’s performance and in planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to SoundBite’s historical performance and liquidity as well as comparisons to competitors’ operating results. SoundBite believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.
Non-GAAP net income and EPS. SoundBite defines non-GAAP net income as net income plus non-cash charges to mark to market outstanding redeemable preferred stock warrants and expenses related to the Universal Recovery Systems litigation. It defines non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of the end of the period.

Webcast and Teleconference Information
The company will host a conference call today at 5:00 p.m. ET to discuss its financial results. A live and archived webcast of the event will be available at http://ir.soundbite.com/events.cfm. A live dial-in is available domestically at 877-440-5787 and internationally at 719-325-4883. A replay of the call will be available two hours after the live call until 11:59 p.m. ET August 14, 2008 and can be accessed by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers and entering passcode 2037452.
About SoundBite Communications
SoundBite Communications provides on-demand, integrated multi-channel communications solutions that enable clients to achieve superior business results. Building on its foundation as a leading provider of automated voice messaging services, SoundBite offers integrated voice, text and email messaging solutions that help clients deliver the right message, to the right customer, using the right channel, at the right time. Organizations in industries such as collections, financial services, retail, telecom and media, and utilities rely on the SoundBite Intelligent Communications Platform to send over a billion messages annually for collections, customer care, and sales and marketing applications. For more information, visit http://www.SoundBite.com.
Forward-Looking Statement
This is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this press release, including statements made in the third paragraph of this press release and the two paragraphs under “Third Quarter 2008 Guidance and Full Year 2008 Update,” are based upon SoundBite’s historical performance and its current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by SoundBite, its management or any other person that the future plans, estimates or expectations contemplated by SoundBite will be achieved. These forward-looking statements represent SoundBite’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and SoundBite disclaims any obligation to update the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including: slower than anticipated development of the market for automated voice messaging services; defects in SoundBite’s platform, disruptions in its service or errors in its execution; discontinued or decreased use of SoundBite’s service by its clients, which are not subject to minimum purchase requirements, for any reason, including market conditions and regulatory developments; and the occurrence of events adversely affecting the collection agencies industry or in-house collection departments, which account for a significant portion of SoundBite’s revenues. These and other factors, including the factors set forth under the caption “Item 1A. Risk Factors” in SoundBite’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission, could cause SoundBite’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
SoundBite is a registered service mark of SoundBite Communications, Inc.

IR Contact:	Media Contact:

Lynn Ricci SoundBite Communications 781-897-2696 lricci@SoundBite.com	Marie Ruzzo SoundBite Communications 781-897-2632 mruzzo@SoundBite.com
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SOUNDBITE COMMUNICATIONS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$11,308	$9,338	$21,943	$18,099
Cost of revenues (1)	4,320	3,695	8,397	6,860

Gross profit	6,988	5,643	13,546	11,239

Operating expenses:
Research and development (1)	1,264	879	2,550	1,874
Sales and marketing (1)	4,581	3,341	8,787	6,855
General and administrative (1)	3,016	1,241	5,919	2,353
Amortization of intangible assets	43	—	58	—

Total operating expenses	8,904	5,461	17,314	11,082

Operating income (loss)	(1,916)	182	(3,768)	157

Other income (expense):
Interest income	232	62	565	134
Interest expense	—	(67)	—	(145)
Gain on litigation settlement	4,600	—	4,600	—
Warrant gain (charge) for change in fair value	—	251	—	(557)

Total other income (expense), net	4,832	246	5,165	(568)

Net income (loss)	2,916	428	1,397	(411)

Accretion of preferred stock	—	(11)	—	(22)

Net income (loss) attributable to common stockholders	$2,916	$417	$1,397	$(433)

Net income (loss) per common share attributable to common stockholders:
Basic	$0.19	$0.65	$0.09	$(0.69)
Diluted	$0.18	$0.03	$0.09	$(0.69)

Weighted average common shares outstanding:
Basic	15,316,346	638,717	15,272,462	629,765
Diluted	16,063,927	12,152,868	16,350,203	629,765
(1)	Amounts include stock-based compensation expense, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Cost of revenues	$9	$1	$12	$2
Research and development	25	4	34	7
Sales and marketing	100	32	169	48
General and administrative	86	48	141	74

	$220	$85	$356	$131

SOUNDBITE COMMUNICATIONS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,931	$35,674
Accounts receivable, net of allowance for doubtful accounts of $140 and $176 at June 30, 2008 and December 31, 2007, respectively	7,273	7,261
Prepaid expenses and other current assets	1,317	1,309

Total current assets	47,521	44,244

Property and equipment, net	5,401	6,096
Goodwill	181	—
Intangible assets, net	292	—
Other assets	75	149

Total assets	$53,470	$50,489

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$995	$457
Accrued expenses	4,491	3,867

Total liabilities	5,486	4,324

Stockholders’ equity:
Common stock, $0.001 par value — 75,000,000 shares authorized; 15,627,626 shares issued and 15,432,241 shares outstanding at June 30, 2008; 15,420,888 shares issued and 15,225,503 shares outstanding at December 31, 2007	16	15
Additional paid-in capital	66,152	65,720
Treasury stock, at cost —195,385 shares at June 30, 2008 and December 31, 2007	(132)	(132)
Accumulated other comprehensive income (loss)	(7)	4
Accumulated deficit	(18,045)	(19,442)

Total stockholders’ equity	47,984	46,165

Total liabilities and stockholders’ equity	$53,470	$50,489

SOUNDBITE COMMUNICATIONS, INC.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss) and EPS
(Unaudited)
( in thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
GAAP net income (loss)	$2,916	$428	$1,397	$(411)
URS litigation settlement	(4,600)	—	(4,600)	—
URS litigation expense	1,055	—	1,932	—
Warrant charge for change in fair value	—	(251)	—	557

Non-GAAP net income (loss)	$(629)	$177	$(1,271)	$146

Non-GAAP net income (loss) per common share
Basic	$(0.04)	$0.28	$(0.08)	$0.23
Diluted	$(0.04)	$0.01	$(0.08)	$0.01

Weighted average common shares used in computing Non-GAAP net income (loss) per common share:
Basic	15,316,346	638,717	15,272,462	629,765
Diluted	15,316,346	12,152,868	15,272,462	12,099,314